EXHIBIT 10.5

MINERAL LEASE AGREEMENT WITH OPTION TO PURCHASE

This MINERAL LEASE AGREEMENT WITH OPTION TO PURCHASE (the “Agreement”) is effective February 4, 2011 (the “Effective Date”),

BETWEEN:	Hart Baitis, Inga Baitis, Roy Moen, Marlene Moen, Gene Nellis, and Nancy Nellis (collectively hereinafter the "Lessors"), a group of individuals residing near Pony, Montana.

AND:	Steele Resources Incorporated (the "Lessee"), a company organized and existing under the laws of the state of Nevada, with its head office located at:

3081 Alhambra Drive
Suite 208
Cameron Park, CA 95682

RECITALS

A.           Lessors are the owners of certain patented and unpatented mining claims as described in Exhibit "A", Exhibit “B”, and Exhibit “C” attached hereto, which claims are located near Pony, Montana (collectively referred to as the "Premises").

B.           Lessee desires to lease, with the option to purchase, the interests of Lessors in the Premises upon the terms and conditions herein set forth.

D.           Lessors desire to lease and grant the option to purchase their interests in the Premises to Lessee upon the terms and conditions herein set forth.

AGREEMENT

FOR AND IN CONSIDERATION of the payments herein required, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessors and Lessee (the "Parties" and individually a "Party") agree as follows:

1. GRANT OF LEASE RIGHTS

A.           Grant of Lease. Lessors hereby lease exclusively to Lessee and its successors and assign all of Lessors’ interest in and to all minerals (hereafter the "Mineral Substance") beneath the surface of, within, or that may be produced from the Premises.  For the duration of the Lease Term, Lease rights shall not include the removal or use of timber without prior written consent from Lessors.

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B.           Rights of Lessee.  Lessee shall have the following rights in respect of the Premises:

i.           Mining and Access Rights. Subject only to any limitations imposed by federal, state and local regulations, the free, unrestricted and uninterrupted right of access, ingress and egress to the Premises over existing roads or alternate routes approved by Lessors and the right to enter upon and occupy the Premises for all purposes reasonably incident to exploring for, developing, mining (by underground mining, surface mining, strip mining or any other surface or subsurface method, including any method later developed), extracting, milling, smelting, refining, stockpiling, storing, processing, removing and marketing there from all ores, metals, minerals, mineral products (including intermediate products) and materials of every nature or sort, and the right to place, construct, maintain, use and thereafter remove such structures, facilities, equipment, roadways, haulage ways, utility lines, reservoirs and water courses, and other improvements as may be necessary, useful or convenient for the full enjoyment of all of the rights granted under this Agreement.  Lessee shall have sole and exclusive custody, possession, ownership and control of all ore, rock, drill core and other Mineral Substances extracted or removed from the Premises and may sell or otherwise dispose thereof.  In the exercise of such rights, Lessee shall be subject only to compliance with applicable statutes, rules, regulations and the terms of this Agreement. These rights are also granted and may be utilized for the purpose or in the course of carrying on exploration, development or mining operations on any other properties in which Lessee may have or acquire any right or interest, provided Lessors assents to the same.

ii.           Cross Mining. The right, if Lessee so desires, to mine and remove any Mineral Substances existing on, in or under the Premises through or by means of shafts, openings or pits which may be sunk or made upon adjoining and nearby properties, and the right to store any Mineral Substances from the Premises upon any such properties. In addition, Lessee may use the Premises for any shafts, openings, pits and storage areas sunk or made for the mining, removal and/or stockpiling of any Mineral Substances from any adjoining or nearby properties. Mineral Substances taken from the Premises shall at all times be kept entirely separate and distinct from any other ore or concentrated product until the same are measured and sampled so that the rights of Lessors shall be at all times preserved and protected

iii.           Commingling. The right to commingle ore removed from the Premises or products derived therefrom after treatment, with other ore or products, before or after concentration or beneficiation, so long as the data necessary to determine the weight, grade, and recoverability of both the ore removed from the Premises or products derived therefrom and the ore or products with which it is commingled are obtained by Lessee.  Lessee shall then use that data to determine Lessors’ interest in minerals, metals and/or other products extracted from ores or products so mixed.  Such data and determinations shall be acquired and completed in accordance with generally accepted industry practices.

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iv.           Deposit of Waste Materials. The right to temporarily or permanently deposit on or off the Premises tailings, waste rock, overburden, surface stripping materials, process solutions, and all other materials originating from the Premises or from adjoining or nearby properties, even if the sole use of the Premises may be for the placement of such materials subject to any and all reclamation as required by state and Federal statutes and regulations.

v.           Treatment. The right, at Lessee's election and in any manner it deems fit, to beneficiate, concentrate, process, smelt, refine, and otherwise treat on or off the Premises any Mineral Substances taken from the Premises or from adjoining or nearby properties by any physical or chemical method or methods. In exercising this right, Mineral Substances may be removed to a plant or plants existing, established or maintained upon the Premises or elsewhere.

vi.           Water Rights. The right to use any of Lessors’ water rights on, about, under or appurtenant to the Premises to facilitate the exploration, mining and processing rights granted in this Agreement.

2. TERM

A.           Term.  The term of this Agreement shall commence as of the Effective Date and shall continue for a period of six (6) years thereafter unless sooner terminated in the manner herein provided.

B.           Option to Purchase.  If, at the end of the term, Lessee desires to purchase the Premises, including all rights and title described under the terms of the this Agreement in Section 1 and all surface rights, it shall have the option to do so by giving notice to the Lessors at least 90 days prior to the end of the lease term. Lessee may exercise its option to purchase for the amount of $190,000 and a continued production royalty of 2% according to the terms of Section 3B.

3. PAYMENTS TO LESSORS

A.           Rental.  As initial consideration for the lease rights granted herein, Lessee shall pay to Lessors Three Hundred Thousand Dollars ($300,000) for use of the property for the current calendar year. Beginning on the first anniversary of the execution of this Agreement, Lessee shall pay an annual lease payment of $500,000 for five (5) years for continued use of the property for the subsequent calendar year.  The payment made above shall not be deductible as a credit against production royalties payable to Lessors pursuant to Section 3.B.

B.           Production Royalty.  If Lessee commences production of ores, minerals or materials from the Premises, Lessee shall pay to Lessors a production royalty of 2% of the Net Smelter Returns (NSR) received by Lessee from the sale of said ores, minerals or materials (“Mineral Product”), from the Premises.  If Lessee shall obtain an interest in property or properties within one (1) linear mile from any portion of the current exterior boundary of the Premises, excluding the Premises themselves, Lessee shall pay to Lessors a production royalty of 1% of the Net Smelter Returns (NSR) received by Lessee from the sale of said ores, minerals or materials from those property interests. Notwithstanding the foregoing, if such interest in property is acquired from one or more of the Lessors, such Lessor(s) will be excluded from this Production Royalty.

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(1)           “Net Smelter Returns” means the gross amount paid by smelters or purchasers for the Mineral Product.  The cost of extracting and shipping ore from the Premises to a third-party processor, sampling charges, and the ore-processing fee will not be deducted in computing Net Smelter Returns due Lessors.   The calculation of Net Smelter Returns shall be based on the premise that production will be developed solely on the Premises.

(2)           If Lessee sells refined gold or silver, Lessee will be deemed to have received proceeds from the sale thereof equal to the number of ounces of refined gold or silver outturned to Lessee's account during the calendar quarter multiplied in the case of gold by the average daily London Bullion Brokers P.M. Gold Fixing during such calendar quarter and in the case of silver by the average of the daily Engelhard industrial bullion price for silver during the calendar quarter.  The average price for a calendar quarter shall be determined by dividing the sum of all daily prices posted during the calendar quarter by the number of days that prices were posted.  The posted price shall be obtained from the Wall Street Journal, Reuters, E&MJ or other industry-accepted source.  If a posted price referenced above becomes no longer available, Lessee shall, acting reasonably, select an alternative posted price that closely approximates such original posted price. Lessee shall have the right to market and sell to third parties refined gold and silver in any manner it chooses, including the sale of such refined gold and silver on the commodity market. In this regard, Lessors shall have no right to participate in any gains and/or profits or obligation to suffer any losses accruing to Lessee as a result of forward sales, options trading, commodities futures trading or similar transactions.

(3)           All costs, charges and expenses paid or incurred by Lessee for treatment in the smelting and refining processes (including handling, processing, interest and provisional settlement fees, sampling, assaying and representation costs, penalties and other processor deductions) shall be deducted from proceeds in determining Net Smelter Returns

(4)           Royalties shall accrue quarterly (based on calendar quarters) and shall become due and payable by Lessee prior to the end of the month following the end of each quarter.  Royalty payments shall be accompanied by pertinent information in sufficient detail to explain the calculation of the royalty payment.

(5)           All statements for royalties rendered to Lessors by Lessee during any quarter shall conclusively be presumed to be true and correct after one year following the end of such quarter unless within said one year period Lessors takes written exception thereto and makes a claim on Lessee for adjustment. No adjustment favorable to Lessee shall be made unless it is made within the same prescribed period.

(6)           Lessors, upon notice in writing to Lessee and utilizing a designated representative, shall have the right to audit Lessee's accounts and records relating to the payment of the royalty for any calendar quarter within the one-year period following the end of such calendar quarter; provided.  However, the making of any audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in the paragraph above.  All audits shall be conducted by Lessors at the office of Lessee where the relevant books and records are maintained and such audit shall be conducted during normal business hours.

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C.           Place and Allocation of Payment. All payments shall be made and allocated in accordance with Section 10B.

D.           No Royalty on Test Materials. Lessee shall have the right to mine and market amounts of Mineral Substances reasonably necessary for sampling, assaying, metallurgical testing and evaluation of the mineral potential of the Premises without incurring any obligation to make production royalty payments.

4. TITLE MATTERS

A.           Representations and Warranties. Lessors covenant and warrant to Lessee, which covenants and warranties shall survive termination of this Agreement, as follows:

(1)           Lessors warrant, to the best of their knowledge and belief, there are no claims, actions, suits or proceedings pending or threatened on account of or as a result of ownership of the real property which, if adversely determined, would prevent or hinder the conditions contained in this Agreement.

(2)           Lessors warrant, to the best of their knowledge and belief, they have good and merchantable title to the mining claims as set out in Exhibit “A”, Exhibit “B”, and Exhibit “C”,  excluding any reservations contained in patents issued by the United States of America or the State of Montana and that Lessors have not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to any parties in any of the property and no person or other entity has any right to possess in their occupancy of any portion of the property.

(3)           Lessors warrant that they have no knowledge of violation of law or ordinance with respect to the use of ownership of the property.

(4)           Lessors are individuals residing in the state of Montana and have full right, power and capacity to enter into this Agreement under the terms set forth herein.

(5)           Lessee shall have quiet and peaceable possession of the Premises.

(6)           Lessors have no knowledge or information indicating that any reclamation obligations for prior operations on the Premises are unsatisfied.

(7)           Lessors warrant that patented and unpatented claims are in good standing  and all payments to Madison County and the BLM have been timely made.

(8)           Lessors have no knowledge of any existing or threatened violations of any federal or state environmental laws or regulations as a result of any condition on the Premises.

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B.           Title Defects, Defense and Protection. Lessee may at any time cause a title search to be made covering all or any part of the Premises.  Lessors shall provide Lessee with any abstracts and other evidences of title in Lessors’ possession or control.  If, (1) in the opinion of Lessee, Lessors’ title to all or any part of the Premises is defective or less than as represented in Section 4.A; or (2) Lessors’ title is contested or questioned by any person or entity Lessee shall notify Lessors and Lessors shall promptly defend title or correct the alleged defects.  In the event Lessors are unable or unwilling to promptly correct the alleged defects or defend title, Lessee may, without obligation and without waiver of any remedies of Lessee, attempt to perfect or defend Lessors’ title. In that event, Lessors shall cooperate as reasonably necessary to assist Lessee in its efforts to perfect or defend Lessors’ title, time being of the essence.  Any money expended by Lessee to perfect or defend Lessors’ title shall be deductible from the annual lease payment set forth in Section 3.A. for the year in which such money is spent. Any improvement or perfection of title to the Premises shall inure to the benefit of Lessee in the same manner and to the same extent as if such improvement or perfection had been made prior to the execution of this Agreement.

C.           Lesser Interest.  If Lessors’ mineral ownership interest in any of the Premises from which production is made is less than 100%, then the production royalty payable pursuant to Section 3.B shall be payable only as to the share of production that is attributable to Lessors’ actual mineral ownership interest in the portion of the Premises from which such production is made.  Such reductions in payments shall not waive or eliminate any other rights or remedies Lessee may have in connection with the extent of Lessors’ actual mineral interest in the Premises.  The annual lease payments set forth in Section 3.A shall be prorated to reflect this lesser interest.

5. OBLIGATIONS OF LESSEE

A.           Outstanding Mineral Interests.    Lessee has conducted a mineral review of the Premises described in Exhibit "A", Exhibit “B”, and Exhibit “C”.

B.           Protection from Liens.  Lessee shall keep title to the Premises free and clear from any liens, claims and encumbrances (other than liens for taxes not yet due and delinquent) arising from its operations hereunder. Lessee shall pay for all labor performed upon or material furnished to the Premises at the request of Lessee and shall keep the Premises free and clear from liens of mechanics or materialmen in connection with services performed and material supplied at Lessee's request. Lessee shall, however, have the right in good faith to contest the validity of any lien, claim or liability and shall not be required to remove any such lien, claim or liability so long as Lessee is contesting the validity or the amount thereof. The foregoing provisions shall not restrict Lessee from placing a mortgage, trust deed or other lien upon its interest in the Premises for financing purposes.

C.           Indemnification.  Lessee shall protect Lessors against any damages arising out of Lessee's operations on the Premises and shall indemnify Lessors against liability resulting from Lessee's operations on the Premises; provided, however, that any act or omission by Lessors or any agent acting on its behalf, or any breach of warranty by Lessors, shall not have been a contributing cause to the event giving rise to any such damages.

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D.           Taxes and Assessments.  Except as provided below, Lessee shall pay promptly before delinquency all taxes and assessments that may be assessed during the term of this Agreement upon the Premises resulting from Lessee's activities and products derived therefrom.  This includes all assessments payable to maintain the integrity of the mining claims, on an annual basis, due and payable to Madison County or The Bureau of Land Management.  Claim posts and boundaries will be maintained in a reasonable and workmanlike manner.  Lessee will defend the rights of Lessors with respect to other individuals that prospect or overstake Lessors’ mining claims.  However, Lessee shall always have the right to contest, in the courts or otherwise, either in its own name or in the name of Lessors, the validity or amount of any such taxes or assessments, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof, before it shall be required to pay such taxes or assessments.  Notwithstanding the foregoing, Lessee shall not permit any part of the Premises to be conveyed and title lost as the result of nonpayment of such taxes and assessments. Lessee shall provide Lessors with copies of all receipts evidencing payment of such taxes and assessments.  If Lessors should receive tax bills or claims that are the responsibility of Lessee, Lessors shall promptly forward such bills or claims to Lessee for appropriate action.  Lessee shall pay the above-referenced taxes that are assessed from the Effective Date of this Agreement to its date of termination.  Nothing in this paragraph shall be construed to obligate Lessee to pay that portion of any tax based upon an assessment of improvements or structures made or placed on the Premises by Lessors. Lessee shall not be liable for any taxes levied on or measured by Lessors' income or based upon payments made to Lessors by Lessee under this Agreement.

E.           Compliance with Laws and Regulations.   Lessee shall perform all of its operations on the Premises in compliance with all applicable Federal, State and local laws and regulations pertaining to environmental protection, reclamation and bonding.  Specifically, Lessee shall comply with all permitting and other regulatory requirements set forth by the U.S. Bureau of Land Management, the U.S. Forest Service, the U.S. Environmental Protection Agency, the Montana Department of Environmental Quality, and any other regulatory authority having rightful jurisdiction in the conduct of exploration, development and production operations on the Premises, including without limitation, requirements applicable to the plugging of drill holes and reclaiming, re-contouring and re-seeding of drill pads, trenches, access roads and other disturbances.  Lessee shall have no obligations with respect to prior operations or preexisting conditions on the Premises. The indemnification obligations of Lessee pursuant to Section 5.B shall specifically be applicable to all of Lessee's environmental obligations. The obligations of Lessee under this Section 5.D shall survive termination of this Agreement.

F.           Lessors’ Right to Inspect.  During the term of this Agreement Lessee shall allow Lessors and representatives of Lessors, at their sole risk and expense, access to the Premises for the purposes of viewing or inspecting Lessee's operations, at times which, in Lessee's discretion, do not unreasonably interfere with its operations.  Lessors and Lessors’ representatives agree to indemnify, protect, save and hold harmless Lessee and its affiliated and direct and indirect parent corporations and their respective directors, partners, officers, employees, agents and corporate affiliates from and against any and all losses, costs, damages, expenses, attorney fees, claims, demands, liabilities, suits and actions of every kind and character that may be imposed upon or incurred by Lessee and its affiliated and direct and indirect parent corporations and their respective directors, partners, officers, employees, agents or corporate affiliates on account of, or arising directly or indirectly from, Lessors’ rights under this Section 5.E.  Lessors acknowledges and agrees that information obtained pursuant to this Section 5.E shall be subject to the confidentiality provisions set forth in Section 10 hereof.

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G.            Delivery to Data.  Upon termination of this Agreement, Lessee shall furnish Lessors, within a reasonable time and without warranty or liability, one set of copies of all available data generated from work by or for Lessee on the Premises. Such data is to include, but not necessarily be limited to, geochemical and assay data; sample maps; geologic maps, cross sections and reports; geophysical maps, cross sections and reports; and drill logs. Lessee shall authorize and permit Lessors to take possession of any available drill core, drill cuttings, rejects and pulps derived from the Premises whether or not such materials are stored on the Premises.  Lessee shall have no liability to Lessors or any third party for lack of availability or poor condition of any such cores or samples or for any deficiencies in the accuracy, reliability or completeness of any information and data furnished to Lessors.  Lessors shall assume all risks stemming from reliance upon such data by itself and by third parties after disclosure thereof by Lessors and shall indemnify and hold harmless Lessee as to any claims made by such third parties.

H.            No Obligation to Mine. Nothing in this Agreement shall impose any obligation or covenant, express or implied, upon Lessee to conduct any exploration, development or mining operations upon the Premises, it being the intent of the Parties that Lessee shall have sole discretion to determine the technical and economic feasibility, timing, method, manner and rate of conducting any such operations. Only the express duties and obligations provided under this Agreement shall be binding upon Lessee. The nature, manner and extent of all exploration development, mining and other operations, if any, shall be matters to be determined solely within the discretion of Lessee.

I.           Additional Insurance.  Lessee shall procure, and at all times during the performance of this Agreement, maintain in full  force and effect such all-risk insurance as may be appropriate, but in amounts not less than $2,000,000 per person and $2,000,000 per accident for all bodily injury claims, and not less than $1,000,000 for property damage claims, as well as coverage to comply with all workmen’s compensation and other insurance required by law, provided that a blanket-type insurance policy carried by Lessee shall satisfy Lessee’s obligations under this provision.   Lessee shall forever indemnify and save harmless Lessors, their heirs, executors, administrators, successors and assigns, of and from any and all liability whatsoever for any claims, actions or damages in any way arising out of Lessees occupation and use of the Premises, or its operations thereon or therein.  All such insurance shall be maintained by Lessee at its own expense throughout the duration of this Agreement, and whenever Lessors reasonable request, Lessee shall furnish to Lessors evidence that such insurance is being maintained.  Lessors shall forever indemnify and save harmless Lessee, its successors and assigns, of and from any and all liability whatsoever for any claims, actions or damages in any way arising from Lessors occupation and use of the Premises, or its operations thereon or therein, before the Effective Date and after the termination Date.

6.  OBLIGATIONS OF LESSORS

A.	Indemnity for pre-existing conditions. Lessors shall indemnify and hold harmless
Lessee from any claim, demands and liabilities whatsoever arising from or in connection with Lessors’ operations or activities upon the Premises which were conducted prior to the date of this Agreement, including, without limitation, surface and underground disturbances (including, but not limited to, underground workings, waste dumps, tailings, roads, drill holes and drill pads) and reclamation obligations.  The indemnity set forth herein shall survive termination or expiration of this Agreement.

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B.           Cooperation by Lessors.  Lessors shall execute all documents and otherwise cooperate with Lessee as needed in connection with the conduct of operations on the Premises, including the acquisition of governmental permits, post-mining reclamation approvals, water rights, and other rights and privileges related to the conduct of operations on the Premises and reclamation thereof.  In that regard, Lessors agrees not to protest, challenge or otherwise oppose any water right or operational permit filings that Lessee may make to facilitate operations or proposed operations on or in connection with the Premises.

C.           Sharing of Data by Lessors.   Lessors shall, upon execution of this Agreement, provide or make available to Lessee any available technical and title information and drill core and other samples (such as cuttings, pulps, drill logs, assay results, feasibility reports, etc.) concerning the Premises that are in Lessors' possession or control. Similarly, Lessors shall, as soon as possible, provide or make available to Lessee any such information and samples that Lessors may acquire subsequent to the execution of this Agreement, whether obtained personally or from third parties.

7. TERMINATION

A.           Termination by Lessors.   In the event Lessors considers that Lessee has not complied with any obligation hereunder, Lessors shall notify Lessee setting out specifically in what respect it is claimed that Lessee has breached this Agreement. If the alleged breach is not cured within 60 days after notice is given of default for failure to make a required cash payment or 90 days after notice is given of any other default or if Lessee has not within that time either commenced to cure the alleged breach (other than a breach for non-payment) and does not thereafter diligently complete such cure, or challenges the legitimacy of the allegation, Lessors may terminate this Agreement by delivering to Lessee written notice of such termination; provided, however, that in the event Lessee challenges the legitimacy of the allegation Lessee may give written notice to Lessors within such 60-day or 90-day period setting forth such fact. If Lessors gives written notice within 15 days of Lessee's notice that Lessors rejects Lessee's position then this Agreement shall not be terminable by Lessors until there is a final judicial determination by a court of competent jurisdiction that a default exists and shall not be terminated thereafter if Lessee shall satisfy such judgment within 30 days following its entry (or if an appeal of such judgment is taken following its affirmance by the highest court to which such an appeal is made).  Failure of Lessors to give such notice shall constitute agreement by Lessors that Lessee is not in default.  Lessors shall not be entitled to terminate this Agreement for any default which by its nature is not retroactively curable if Lessee has used its best efforts to cure such a default to the extent practical or if Lessee has paid Lessors’ damages for such default where damages are an appropriate remedy. Lessors shall have no right to terminate this Agreement except as expressly provided in this Section 6.A, and termination of this Agreement shall be the sole remedy of Lessors.  Neither the service of any notice nor the performance of any acts by Lessee intended to meet any such alleged breach shall be deemed an admission or presumption that Lessee has failed to perform all of its obligations under this Agreement.

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B.	Termination by Lessee. Lessee shall have the right to terminate this Agreement at any time with respect to all or any part of the Premises by giving Lessors written notice of such termination.  Partial termination shall not cause a reduction in the payments prescribed in Section
3.A.  Upon such termination, all right, title and interest of Lessee under this Agreement shall terminate with respect to the Premises affected. Lessee shall be relieved of all further obligations set forth in this Agreement as to the Premises affected except those obligations, if any, which have accrued prior to such termination. Any taxes, assessments and governmental charges for which Lessee was responsible prior to termination shall be prorated as of the termination date.

C.           Release.  Following termination of this Agreement as to all or a part of the Premises, Lessee shall promptly deliver to Lessors a fully executed release of this Agreement in recordable form, as to those of the Premises that are affected.

D.           Reclamation: Removal of Property.  Upon termination of this Agreement, Lessee shall have a continuing right to enter upon the Premises to complete required reclamation required as a result of Lessee’s activities on the Premises. Lessee shall within one year after the date of termination remove from the Premises all of its machinery, buildings, structures, facilities, equipment and other property of every nature and description erected, placed or situated thereon except foundations of a permanent nature, supports, track and pipe placed in shafts, drifts or openings in the Premises.  Any property of Lessee not removed by the end of this one-year period shall become the property of Lessors; however, Lessee does not warrant the condition or safety of any such property.  Lessee shall have the right to keep a watchman on the Premises during this one-year period.

8.  LIENS

In the event that Lessors fails to promptly pay, when due, taxes, mortgages or other liens levied against the Premises and payable by Lessors, Lessee shall have the right (but shall not be obligated) to pay such past due amounts and, if Lessee does so, Lessee shall be subrogated to all the rights of the holders thereof and Lessors shall reimburse Lessee for all such payments and for all related costs and expenses paid or incurred by Lessee (including, without limitation, related attorney fees) within three months after the same are paid or incurred by Lessee. Any payments due Lessors under this Agreement may be credited by reimbursements due Lessee under this Section. The provisions of this Section shall survive termination of this Agreement.

9. FORCE MAJEURE

Lessee shall not be liable for failure to perform any of its obligations, other than making payments due under Section 3, during any period in which performance is prevented, in whole or in part, by causes herein termed Force Majeure. For purposes of this Agreement, the term "Force Majeure" shall include labor disputes; acts of God; action of the elements, including inclement weather, floods, slides, cave-ins, sinkholes, earthquakes and drought; laws, rules, regulations, orders, directives and requests of governmental bodies or agencies; delay, failure or inability of suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; judgments or orders of any court or agency; inability to obtain on reasonably acceptable terms or in reasonably acceptable

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time any public or private licenses, permits or other authorizations; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or future violation of federal, state or local environmental standard; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot; civil strife; fire; explosion; or any other cause whether similar or dissimilar to the foregoing, except for the inability to meet financial commitments. If Lessee desires to invoke the provisions of this Section, Lessee shall give notice of the commencement of the circumstances giving rise to such Force Majeure. The time for discharging Lessee's obligations with respect to the prevented performance, or the time within which Lessee must undertake or complete any activity, shall then be extended for the period of Force Majeure.

10. NOTICES AND METHODS OF MAKING PAYMENTS

A.            Notices.  Any required notice or communication shall be in writing and shall be effective when personally delivered (including delivery by express courier service) to the following addresses, or when addressed as follows and deposited, postage prepaid, in the United States mail for certified delivery:

If to Lessors:	Hart and Inga Baitis
2705 Lorraine Drive
Missoula, MT 59803

Roy Moen and Marlene Moen
96 Prospect Mine Road
PO Box 33
Virginia City, MT 59755

Gene and Nancy Nellis
102 Broadway Avenue
PO Box 526
Pony, MT 59747

If to Lessee:	Steele Resources Incorporated
3081 Alhambra Dr.
Suite 208
Cameron Park, CA 95682

Either party may, by notice to the other given as aforesaid, change its mailing address for future notices.

B.           Lessors do hereby designate Roy Moen as their agent for receipt and disbursement of payment.  Lessors may, at their discretion, designate a new agent for receipt and disbursement of payment by providing 30 days notice in writing to Lessee.

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C.           Any payment required to be made by Lessee to Lessors may be made in cash or by check, in the sole discretion of Lessee, and may be delivered personally (including delivery by express courier service) or deposited in the United States mail, postage prepaid and registered or certified, return receipt requested.  Lessors may, at their sole discretion, opt to receive the Production Royalty in gold in equal value to the cash payment otherwise due under the provisions of Section 3B.

11. CONFIDENTIALITY

Lessors shall not, without the express written consent of Lessee not to be unreasonably withheld, disclose any information concerning the terms of this Agreement (excepting the Memorandum of Mineral Lease Agreement described in Section 12.E) or operations conducted under this Agreement (except information and data that is generally available to the public), nor issue any press releases concerning such information.

12. MISCELLANEOUS

A.           Relationship of the Parties. Nothing contained herein shall be deemed to constitute either Party, in its capacity as such, the partner, agent or legal representative of the other Party, or to create any partnership, mining partnership or other partnership relationship, or fiduciary relationship between them, for any purpose whatsoever.  Except as expressly provided in this Agreement, each Party shall have the free, unrestricted and independent right to engage in and receive the full benefits of any and all business endeavors of any sort whatsoever outside the Premises or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated herein, without consulting the other or inviting or allowing the other therein.

B.           Transfers. Lessors and Lessee and their respective successors shall have the right to assign or otherwise transfer their respective interests in this Agreement in whole or in part provided that the transferee agrees in writing to assume all, or a portion of all if applicable, obligations of Lessors or Lessee hereunder, as the case may be.  No such transfer shall be effective against the non-transferring Party until that Party receives written notice of the transfer in accordance with Section 10.

C.           Payments After a Transfer of Interest. In the event payments should be made to other parties because of any transfer of the interest of any of the persons constituting Lessors, payments tendered to the Lessor(s) making the transfer or Lessors' designated agent, shall conclusively be deemed payment to the transferee until Lessee receives notice and evidence satisfactory to it from both the agent (if applicable) and the transferring Lessor(s) that the transferor's interest has been transferred and that payments should be made to the transferee or the transferee's designated agent.

D.           Binding Effect.  Subject to the provisions of Section 12.B above, the provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, personal representatives, beneficiaries, successors and assigns.

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E.           Memorandum of Agreement.  Upon execution of this Agreement, the Parties shall also execute a short form of this Agreement (the "Memorandum of Mineral Lease Agreement"), which shall be recorded in the office of the Madison County Recorder. The execution and recording of the Memorandum of Mineral Lease Agreement shall not limit, increase or in any manner affect any of the terms of this Agreement, or any rights, interests or obligations of the Parties.

F.           Construction of Agreement.  This Agreement and its Exhibits constitute the entire understanding of the Parties with respect to the Premises, all previous agreements, promises, representations, negotiations, writings and understandings between the Parties concerning the Premises being expressly rescinded.  Except for obligations of good faith and fair dealing, there are no terms or conditions, express or implied, other than herein stated.  This Agreement shall be subject to all valid and applicable provisions of statutory or common law, rules and regulations.  Should this Agreement or any of its provisions or operations be found to be contrary to any such valid law, rule or regulation, the latter shall be deemed to control and this Agreement shall be regarded as modified accordingly.  Subject to the preceding sentence, no modification or alteration of this Agreement shall be effective unless made in writing and executed by the Parties with the same formality as this Agreement Wherever the term "including" is used herein, it shall be deemed to mean "including without limitation, " and wherever the phrase "shall include" is used herein, it shall mean "shall include without limitation."

G.	Headings. The headings used herein are for convenience only and shall be disregarded in construing and enforcing this Agreement.

H.           Multiple Counterparts. This Agreement may be executed in multiple counterparts and all counterparts taken together shall be deemed to constitute one and the same document

I.           Rule Against Perpetuities. The Parties do not intend nor desire for this Agreement to violate the common law Rule Against Perpetuities or any analogous statutory provision or any other statutory or common law rule imposing time limits on the vesting or termination of estates in land. If any provision of this Agreement does or would violate the Rule Against Perpetuities or any analogous statutory provision or any other statutory or common law rule imposing time limits on the vesting or termination of estates in land, then this Agreement shall not be deemed void or voidable. but shall be interpreted in such a way as to maintain and carry out the Parties' objectives to the fullest extent possible by law.

J.           Applicable law.  This Agreement shall be construed, interpreted and governed by the laws of the State of Montana.

K.           Attorney Fees. In the event either Party brings any action or proceeding for damages or equitable relief against the other Party for an alleged breach or default of any provision of this Agreement to recover monies due or to enforce, protect or establish any right or remedy of either Party under this Agreement, the prevailing Party shall be entitled to recover as a part of such action or proceeding reasonable attorney fees and court costs.

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L.           Disputes. Disputes or differences between the Parties shall not interrupt performance of this Agreement or the continuation of operations hereunder, In the event of any dispute or difference, operations may be continued and payments may be made hereunder in the same manner as prior to such dispute or difference.  In case of suit, adverse claim, dispute or question as to the ownership of the Premises or production royalties, or any interest therein. Lessee may, in its sole discretion, deposit the payment (or the portion of the payment in dispute. if less than the whole payment is in dispute) into an escrow account and Lessee shall not be held in default in payment thereof until such suit, claim, dispute or question has been finally disposed of.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth in the acknowledgments below, but effective as of the Effective Date.

LESSORS

Signature: _________________	Date
By: Roy Moen

Signature: _________________	Date
By: Marlene Moen

Signature: _________________	Date
By: Gene Nellis

Signature: _________________	Date
By: Nancy Nelli

Signature: _________________	Date
By: Hart Baitis

Signature: _________________	Date
By: Inga Baitis

LESSEE

Steele Resources Inc., a Nevada Corporation

By:_____________________________________
SCOTT DOCKTER, President

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Exhibit A
Real property in the County of Madison, State of Montana, described as follows:

Parcel I:
A 100% Interest in:

The Ned Patented Lode Mining Claim, designated by the Surveyor General as Lot No. 38 embracing a portion of Section 15, Township 2 South, Range 3 West, P.M.M., as more particularly described in Patent recorded in Book 42, page 269, records of Madison County, Montana, EXCEPTING THEREFROM, that certain tract 500 linear feet next east of discovery by 600 feet in width as conveyed by Book 91, page 119, records of Madison County, Montana.

The East Half of the Strawberry Patented Lode Mining Claim, designated by the Surveyor General as Lot No. 39, embracing a portion of Section 14, Township 2 South, Range 3 West, P.M.M., as more particularly described in Patent recorded in Book 42, page 272, records of Madison County, Montana.

The Strawberry Patented Lode Mining Claim, designated by the Surveyor General as Lot No. 41, embracing a portion of Section 14, Township 2 South, Range 3 West, P.M.M., as more particularly described in Patent recorded in Book 42, page 76, records of Madison County, Montana.

The Keystone Patented Lode Mining Claim, designated by the Surveyor General as Lot No. 43, embracing a portion of Section 14, Township 2 South, Range 3 West, P.M.M., as more particularly described in Patent recorded in Book 36, page 500, records of Madison County, Montana.

The Rustler Patented Lode Mining Claims, designated by the Surveyor General as Lot No. 46A, embracing a portion of Sections 14 and 15, Township 2 South, Range 3 West, P.M.M., as more particularly described in Patent recorded in Book 42, page 264, records of Madison County, Montana.

The North Star Patented Lode Mining Claim, designated by the Surveyor General as Lot No. 47, embracing a portion of Section 10, Township 2 South, Range 3 West, P.M.M., as more particularly described in Patent recorded in Book 42, page 221, records of Madison County, Montana.

The Mountain Cliff Patented Lode Mining Claim, designated by the Surveyor General as Lot No. 3483A, embracing a portion of Sections 19 and 16, Township 2 South, Range 3 West, P.M.M., as more particularly described in Patent recorded in Book 42, page 325, records of Madison County, Montana.

The Policy Patented Lode Mining Claim, designated by the Surveyor General as Lot No. 3586 embracing a portion of Section 15, Township 2 South, Range 3 West, P.M.M., as more particularly described in Patent recorded in Book 42, page 304, records of Madison County, Montana.

The Pony Patented Lode Mining Claim, designated by the Surveyor General as Lot No. 5303 embracing a portion of Sections 10 and 15, Township 2 South, Range 3 West, P.M.M., as more particularly described in Patent recorded in Book 64, page 117, records of Madison County, Montana.

The Bill Nye and Clipper Fraction Patented Lode Mining Claims, designated by the Surveyor General as Lot No. 5999 and 6080, respectively, embracing a portion of Sections 15 and 16, Township 2 South, Range 3 West, P.M.M., as more particularly described in Patent recorded in Book 64, page 400, records of Madison County, Montana.
The Dead Pine Patented Lode Mining Claim, designated by the Surveyor General as Lot No. 6021 embracing a portion of Section 15, Township 2 South, Range 3 West, P.M.M., as more particularly described in Patent recorded in Book 77, page 271, EXPRESSLY EXCLUDING AND EXCEPTING therefrom all that portion contained within Survey 4673, records of Madison County, Montana.

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The M. K. & T. Patented Lode Mining Claim, designated by the Surveyor General as Lot No. 8730, embracing a portion of Section 16, Township 2 South, Range 3 West, P.M.M., as more particularly described in Patent recorded in Book 112, page 262, records of Madison County, Montana.

The Stand By Patented Lode Mining Claim, designated by the Surveyor General as Lot No. 5998 embracing a portion of Section 16, Township 2 South, Range 3 West, P.M.M., as more particularly described in Patent recorded in Book 64, page 400, records of Madison County, Montana.

Parcel II:
An undivided 15/24 interest in:

The Success, N. J. Isdell and Owl’s Roost Patented Lode Mining Claims, designated by the Surveyor General as Lot Nos. 5681, 5683 and 5684, respectively, embracing a portion of Section 15, Township 2 South, Range 3 West, P.M.M., as more particularly described in Patent recorded in Book 246, page 145, records of Madison County, Montana.

Parcel III:
An undivided 5/6 interest in:

The Willow Creek Fraction Patented Lode Mining Claim, designated by the Surveyor General as Lot No. 6128, respectively, embracing a portion of Section 15, Township 2 South, Range 3 West, P.M.M., as more particularly described in Patent recorded in Book 77, page 269, records of Madison County, Montana.

Parcel IV:
An undivided ¼ interest in:

The Grouse Patented Lode Mining Claim, designated by the Surveyor General as Lot No. 5997, respectively, embracing a portion of Section 16, Township 2 South, Range 3 West, P.M.M., as more particularly described in Patent recorded in Book 246, page 150, records of Madison County, Montana.

Parcel V:
An undivided ½ interest in:

The Golden Chariot Patented Lode Mining Claim, designated by the Surveyor General as Lot No. 4673 embracing a portion of Section 15, Township 2 South, Range 3 West, P.M.M., EXPRESSLY EXCLUDING AND EXCEPTING therefrom all that portion contained within Survey 4671, as more particularly described in Patent recorded in Book 42, page 483, records of Madison County, Montana.

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EXHIBIT B
MOEN/NELLIS
UNPATENTED MINING CLAIMS PONY MONTANA

Name of Claim	DOC. #	Name of Claim	DOC #

1. MN #1	128264	42. MN #42	128305
2. MN #2	128265	43. MN #43	128306
3. MN #3	128266	44. MN #44	128307
4. MN #4	128267	45. MN #45	128308
5. MN #5	128268	46. MN #46	128309
6. MN #6	128269	47. MN #47	128310
7. MN #7	128270	48. MN #48	128311
8. MN #8	128271	49. MN #49	128312
9. MN #9	128272	50. MN #50	129313
10. MN #10	128273	51. MN #51	129314
11. MN #11	128274	52. MN #52	129315
12. MN #12	128275	53. MN #53	129316
13. MN #13	128276	54. MN #54	129317
14. MN #14	128277	55. MN #55	129318
15. MN #!5	128278	56. MN #56	129319
16. MN #16	128279	57. MN #57	129320
17. MN #17	128280	58. MN #58	129321
18. MN # 18	128281	59. MN #59	129322
19. MN #19	128282	60. MN #60	129323
20. MN #20	128283
21. MN #21	128284
22. MN #22	128285
23. MN #23	128286
24. MN #24	128287
25. MN #25	128288
26. MN #26	128289
27. MN #27	128290
28. MN #28	128291
29. MN #29	128292
30. MN #30	128293
31. MN #31	128294
32. MN #32	128295
33. MN #33	128296
34. MN # 34	128297
35. MN #35	128298
36. MN #36	128299
37. MN #37	128300
38. MN #38	128301
39. MN #39	128302
40. MN #40	128303
41. MN # 41	128304

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EXHIBIT C
Nellis Mining Claims

Patented Mining Claims

Dividend, SUR 6213, Mineral Entry 4086, located in Section 15, T2S, R3W, MPM, Madison County, Montana, 17.64 acres

Clipper #2, SUR 5405, Mineral Entry 3977, located in Section 15, T2S, R3W, MPM, Madison County, Montana, 14.63 acres

Unpatented Claims

Serial Number	Name	Date of Location	Location

MTMMC215958	Gem #2	September 9, 2006	T2S, R3W, 15W1/2

MTMMC215959	Golden	September 10, 2006	T2S, R3W, 14NW1/4
T2S, R3W, 15NE1/4

MTMMC215960	Joe	September 5, 2006	T2S, R3W, 14SW1/4
T2S, R3W, 15SE1/4

MTMMC215961	Mexi #1	September 10, 2006	T2S, R3W, 23N1/2

MTMMC215962	Mexi #2	September 10, 2006	T2S, R3W, 23NW1/4

MTMMC215963	Old	September 5, 2006	T2S, R3W, 15SE1/4

MTMMC 215964	Way	September 10, 2006	T2S, R3W, 14NW1/4

50% Interest in Mining Claims (the other 50% being owned and sold to Steele Resources by Roy Moen):

MN Group 1-60 located in Sections 14, 15, 16, 20, 21, 22, Township 2 South, Range 3 West, MPM, Madison County, Montana.

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